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                                                                     EXHIBIT 5.2

                                     CONSENT

We have read the Notice of Meeting, Circular and Proxy Statement Pertaining to a Consolidated Plan of Reorganization, Compromise and Arrangement under the Companies' Creditor Arrangement Act (Canada), the Canada Business Corporations Act and the Business Corporations Act (Alberta) involving Air Canada and ACE Aviation Holdings Inc. and Certain of their Subsidiaries and Preliminary Short Form Prospectus Pertaining to a Rights Offering of ACE Aviation Holdings Inc. ("ACE") dated June 30, 2004 ("Circular/Prospectus"). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Circular/Prospectus of our report to the Shareholders of Air Canada dated April 2, 2004, on the Consolidated Statement of Financial Position as at December 31, 2003 and 2002 and the Consolidated Statements of Operations and Retained Earnings (Deficit) and Cash Flow for each of the years ended December 31, 2003, 2002 and 2001.

We also consent to the incorporation by reference in the above-mentioned Circular/Prospectus of our report to the Board of Directors on the Schedule of Differences Between Generally Accepted Accounting Principles in Canada and the United States (U.S. GAAP Schedule) dated April 2, 2004, except for note 7 to the U.S. GAAP Schedule which is as of April 7, 2004. We also consent to the inclusion in the above-mentioned Circular/Prospectus our Comments by Auditor on Canada-U.S. Reporting Differences.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montreal, Canada
June 30, 2004